OneSpan Inc.
2025 Management Incentive Plan (MIP)

1.PURPOSE

The purpose of the OneSpan Inc. (together with its subsidiaries, the “Company” or “OneSpan”) 2025 Management Incentive Plan (“2025 MIP”) is to share the success of the Company with our leaders and other key personnel.

2.PARTICIPATION

To participate in the 2025 MIP, you must be a full-time employee of OneSpan unless otherwise approved in writing by (i) the Company’s Senior Vice President of Global Human Resources and (ii) the Chief Executive Officer. Employees participating in the 2025 MIP will be notified by the Company’s Human Resources team in writing.

You must be hired before October 1, 2025 to be eligible to participate in the 2025 MIP. Unless otherwise set forth in your offer letter or employment agreement, if you are hired between January 1, 2025 and September 30, 2025, any Bonus (as defined below) that you earn under the 2025 MIP will be prorated based on your date of hire.

3.OVERVIEW

Participants in the 2025 MIP are eligible to receive a cash bonus ( “Bonus”) based upon the Company’s achievement against one or more targets for designated performance metrics (“Company Performance Factors”). Different levels of Company achievement against these targets will correspond to different Bonus payout levels. Company Performance Factors and associated targets are determined by the Management Development and Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).

Your potential Bonus under the 2025 MIP also depends on your eligible target bonus amount, which may be expressed either as a fixed dollar amount or as a percentage of your base salary. If you do not know your eligible target bonus amount, please contact your manager or Human Resources.

4.COMPANY PERFORMANCE FACTORS AND PAYOUT LEVELS

Your Bonus under the 2025 MIP will be determined by one of the three sets of Company Performance Factors listed below. Your manager or the Company’s Human Resources team will separately inform you in writing of (i) which set of Company Performance Factors applies to you and (ii) what the actual targets for your applicable Company Performance Factors are.

Company Performance Factors:

1.Company-Wide Performance Factors: Total Company Revenue (weighted 75%) and Adjusted EBITDA (weighted 25%)

2.Security Solutions Performance Factors: Security Solutions Segment Revenue (weighted 75%) and Adjusted EBITDA (weighted 25%)

3.Digital Agreements Performance Factors: Digital Agreements Segment Revenue (weighted 75%) and Adjusted EBITDA (weighted 25%)

“Revenue” refers to the Company’s publicly reported revenue for either the entire Company or the particular business unit indicated, as applicable, and “Adjusted EBITDA” is defined as the entire Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) excluding stock-based compensation costs, severance costs, and capitalized software costs. Please note that the definition of Adjusted EBITDA used for purposes of the 2025 MIP is different than the definition of Adjusted EBITDA used in our publicly reported earnings releases and SEC filings.

Achievement levels correspond to Bonus payout levels as set forth below.

•Revenue: The Company must achieve a minimum of 98.4% of the Revenue target amount for the Revenue factor to contribute to the Bonus payout calculation. A 98.4% achievement level would correspond to the minimum payout level of 50%; a 100% achievement level would correspond to the target payout level of 100%; and a 102% or greater achievement level would correspond to the maximum payout level of 150%.

•Adjusted EBITDA: The Company must achieve a minimum of 97.4% of the Adjusted EBITDA target amount for the Adjusted EBITDA factor to contribute to the Bonus payout calculation. A 97.4% achievement level would correspond to the minimum payout level of 90%; a 100% achievement level would correspond to the target payout level of 100%; and a 106.4% or greater achievement level would correspond to the maximum payout level of 125%.

For achievement levels that fall between the minimum, target and maximum Revenue and Adjusted EBITDA achievement levels, the corresponding payout levels will be calculated using linear interpolation.

5.EXAMPLE BONUS CALCULATIONS

Assume for purposes of these examples that you are employed throughout 2025 and that your eligible target bonus amount (expressed on an annual basis) is $15,000. This example applies the same way to each of the three sets of Company Performance Factors discussed in Section 4 above.

Example 1

If the Company achieves 101% of the Revenue target amount and 102% of the Adjusted EBITDA target amount, your Bonus would be paid out at 120.7% of your eligible target bonus amount, based on a Combined Performance Factor of 120.7%:

	Achievement Level Against Target Amount	Payout Level	Weight	Weighted Factor (Payout Level*Weight)
Company Performance Factors
Revenue	101%	125%	75%	93.75%
Adjusted EBITDA	102%	107.80%	25%	26.95%
Combined Performance Factor (sum of the two weighted factors)				120.70%

The Combined Performance Factor is then applied to the $15,000 eligible target bonus amount for a Bonus payout of $18,105 (120.7% of $15,000).

Example 2

If the Company achieves 98.5% of the Revenue target amount and 99% of the Adjusted EBITDA Target amount, your Bonus would be paid out at 63.87% of your eligible target bonus amount, based on a Combined Performance Factor of 63.87%:

	Achievement Level Against Target Amount	Payout Level	Weight	Weighted Factor (Payout Level*Weight)
Company Performance Factors
Revenue	98.5%	53.13%	75%	39.84%
Adjusted EBITDA	99%	96.10%	25%	24.03%
Combined Performance Factor (sum of the two weighted factors)				63.87%

The Combined Performance Factor is then applied to the $15,000 eligible target bonus amount for a Bonus payout of $9,580.50 (63.87% of $15,000).

6.DETERMINATION OF ACHIEVEMENT; PAYMENT OF EARNED BONUSES

Achievement against the Company Performance Factors is based on the Company’s 2025 financial performance and is determined by the Compensation Committee. The Compensation Committee has complete discretion to determine the Company Performance Factors, the targets for the Company Performance Factors, and the extent to which those targets have been achieved, including discretion to adjust the targets and/or the achievement of targets to address the impact of the following: mergers, acquisitions or divestitures; reorganizations; restructuring charges or transactions; extraordinary nonrecurring items; and other unexpected activities, developments, trends or events. The financial metrics used for purposes of the Company Performance Factors and associated targets may be defined and/or calculated differently from similar metrics that the Company reports in its quarterly earnings releases and reports filed with the U.S. Securities and Exchange Commission.

The Company expects that the assessment of achievement against Company Performance Factors for the 2025 MIP will be completed during the first quarter of 2026, and any Bonus earned would be paid out via payroll by the end of that quarter. The Company may adjust these timeframes at its discretion.

7.GENERAL TERMS

If your base salary or eligible target bonus amount changes during 2025, any Bonus amount you earn will be prorated based on the timing of such change. For purposes of this proration, changes that occur on or before the 15th of a given month will be considered to have been in effect for the full month, and changes that occur after the 15th of a month will be considered to take effect on the first of the immediately following month. For example, if your eligible target bonus amount increases from 15% to 20% on September 10, your Bonus amount would be calculated based on eight months of a 15% eligible target bonus amount and four months of a 20% eligible target bonus amount, whereas if the increase happens on September 20, your Bonus amount would be calculated based on nine months of a 15% eligible target bonus amount and three months of a 20% eligible target bonus amount.

If you take a leave of absence during 2025 that is longer than 45 days (which days need not be consecutive), any Bonus you earn under the 2025 MIP will be prorated based on the number of total days in excess of 45 days in your leave of absence during 2025.

If you switch from a Sales Commission Plan to the 2025 MIP, or vice versa, any Bonus you earn for 2025 will be prorated based on the timing of the change. Changes of this type will generally be effective on the first day of a specified month.

Unless otherwise prohibited by applicable law, any Bonus amount is not earned until it is determined based on the Company’s 2025 financial performance as approved by the Board or Compensation Committee. To receive any Bonus under the 2025 MIP, and unless prohibited by applicable law, you must be actively working for the Company at the time payment is made. The 2025 MIP is valid for 2025 only and will not continue to apply for future years.

Participants do not have any contractual or otherwise acquired right to MIP participation in any future years. Your participation in the 2025 MIP does not in any way imply, suggest or require that you will participate in any MIP or similar program for future years. There are no promises or guarantees of payments under the 2025 MIP, and the Company reserves the right to unilaterally alter or discontinue the program at its complete discretion, unless specifically prohibited under applicable law.